Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

2008 THIRD QUARTER RESULTS

Dredging Backlog Increases 55% to $453 Million

Oak Brook, Illinois  — November 4, 2008  — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) - the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the third quarter and nine months ended September 30, 2008.

Douglas B. Mackie, President and Chief Executive Officer, said, “Led by strong performances in our foreign work and domestic maintenance operations, dredging revenues increased 32% during the third quarter.  Important recent contract wins include the second phase of the Diyaar land reclamation project in Bahrain on which we have begun work and is estimated to be worth $160 million in revenue.”

“Domestic capital revenues increased during the first nine months of 2008 by 33% over last year, reaching $113.6 million. With the dredge New York back online and $157 million in backlog and $65 million in options pending for the New York and other mechanical dredges, we expect to be working steadily in the New York/New Jersey area for the next three years.”

“Despite the continuation of funding issues, the domestic dredging bid market had $195 million of projects awarded during the quarter led by $128 million of emergency maintenance projects along the Mississippi River and the Gulf Coast. The year to date domestic bid market was $593 million, which almost equals the full year 2007 bid market. At September 30, 2008 we had $241 million in domestic backlog. This along with foreign backlog which includes the award of the second phase of the Diyaar project resulted in total dredging backlog at September 30, 2008 of $453 million, 55% more than at this time last year.  With our increased backlog, a number of vessels in our fleet are booked into 2010.”

2008 Third Quarter Operating Results

Total revenue for the quarter ended September 30, 2008 was $142.8 million, up almost 23% from $116.5 million a year earlier. Dredging revenue increased by nearly 32% to $123.8 million led by strong foreign operations as well as an increase in domestic maintenance work. During the quarter, foreign dredging operations produced $50.8 million of revenue and domestic maintenance work more than tripled from last year to $28.6 million as market demand continued to increase in the aftermath of spring flooding along the Mississippi River and hurricanes in the Gulf Coast.   Revenues from capital projects were relatively unchanged from the 2007 third quarter with major projects underway in the Ports of New York, New Jersey and Boston as well as on the Columbia River in Oregon.

Revenue for the Company’s demolition business, NASDI, LLC (“NASDI”), was $19.0 million, down from $22.8 million last year.  Beginning in the third quarter of 2007, NASDI generated record revenues for four consecutive quarters due to a series of larger projects which had substantial subcontracting components.  However, as expected, that revenue is now moderating to levels experienced prior to the third quarter of 2007.

Gross profit of $17.6 million for the third quarter of 2008 grew by 32% versus $13.3 million in the third quarter of 2007.  Gross profit margin for the period was 12.3% versus 11.5% for the third quarter of 2007, primarily due to increased dredge utilization.   The Company achieved this increase despite major mechanical and weather-related downtime which negatively impacted three domestic projects and the Company’s operations in the Middle East.

Operating income in the 2008 third quarter was $6.5 million, up 74% from $3.7 million a year ago, despite a 15% increase in general and administrative expenses (“G&A”).  G&A expenses were up due to increases in incentive pay, payroll and health care costs.    Pretax earnings nearly doubled from last year to $2.2 million in spite of a $1.0 million increase in interest expense resulting from a $0.8 million reduction in the unrealized gain on the Company’s interest rate swap and a $0.7 million decrease in earnings from the Company’s 50% owned joint venture, Amboy Aggregates (“Amboy”).    Amboy’s operations have been negatively impacted by the slowdown in housing and road construction.

Net income for the 2008 third quarter was $1.4 million, or $0.02 per diluted share, up from $0.6 million, or $0.01 per diluted share, a year ago.

EBITDA (as defined below) of $14.6 million for the 2008 quarter was up 24% from $11.7 million in the previous year as a result of the increased dredging utilization.

Nine Months Ended September 30, 2008

Revenue for the nine-month period ended September 30, 2008 of $423.9 million was up by 18% from $358.8 million for the comparable 2007 period, a result of the additional demolition activity in the first half of the year and an increase in domestic capital and foreign dredging work year to date.  The strong revenue performance produced 13% growth in gross profit to $51.2 million from $45.2 million.  However, gross profit margin of 12.1% decreased from 12.6% a year earlier as operations in the first half of the year were unfavorably impacted by the temporary loss of the dredge New York, mobilizations to the Middle East and the reduced level of beach work.

Operating income increased to $18.5 million from $18.2 million for the nine months ended September 30, 2008, as higher gross profit more than offset the growth in general and administrative expenses.  Pre-tax earnings for both periods were comparable at $5.7 million as interest expense savings for the 2008 nine month period of $1.4 million were entirely offset by a $1.4 million reduction in earnings from the Amboy joint venture.

Net income for the nine months ended September 30, 2008 was $3.2 million, relatively unchanged from $3.3 million a year earlier.   Earnings per diluted share for the first nine months of 2008 were

$0.05 versus $0.07 the previous year. The diluted weighted average number of shares outstanding for the nine months ended September 30, 2008 increased to 58.5 million from 50.1 million last year as a result of the Company’s issuance of 18.4 million shares of stock upon exercise of warrants in 2007.

Year to date 2008 EBITDA was $39.8 million, which is comparable to the same period of 2007.

As of September 30, 2008, senior and subordinated debt, net of $11.5 million in cash and cash equivalents, was $213.2 million including $49.7 million of borrowings under the revolving credit facility.  This is comparable to the net debt outstanding at the end of the second quarter. At the end of the third quarter of 2008, outstanding performance letters of credit totaled $42.7 million, including $26.3 million outstanding on the Company’s revolving credit facility.   The Company entered into a new revolving credit facility in 2007, which matures in June 2012.  The facility allows for $155 million in borrowings and includes an $85 million sublimit for the issuance of letters of credit.  At September 30, 2008 the Company had $79 million of borrowings available under this facility.

Third Quarter 2008 Bid Market/Backlog

The third quarter U.S. dredging bid market of $195 million represented another strong quarter driven once again by maintenance contracts which totaled $128 million.  Through the first three quarters of 2008, maintenance projects represented 51% of the total domestic bid market of $593 million.  This year to date market is only $10 million less than the total 2007 bid market which is very encouraging for the industry.  While the Company’s 37% share of the 2008 year to date market is down from 44% in the same 2007 period, it represents more work to date than was taken on during the first nine months of 2007.   The Company was also low bidder in the third quarter on four projects worth over $50 million, two of these projects were awarded subsequent to quarter end and the other two are expected to be awarded before year end.

In September of 2008, the Company was awarded the second phase of the Diyaar land reclamation project in Bahrain, driving dredging backlog up to $453 million at September 30, 2008 compared with $291 million at September 30, 2007.  The September 30, 2008 dredging backlog does not reflect approximately $132 million of domestic low bids pending award and additional phases (options”) pending on projects currently in backlog.  Also, we have a number of projects pending in Bahrain for a substantial amount of dredging work that we expect to begin in 2009.    The September 30, 2007 dredging backlog excluded approximately $156 million of domestic low bids pending award and options on projects currently in backlog.

Demolition services backlog at September 30, 2008 was $19 million, compared with $37 million at the end of the third quarter of 2007.  In the second quarter of 2007 backlog for the demolition business increased significantly as the Company took on a series of projects with substantial subcontracting components in order to better position itself for expected future demolition opportunities.   Higher backlog levels translated into record revenue for the segment during the second half of last year and first half of this year.  With the completion of several large projects in the second and third quarters, backlog has begun to moderate to levels existing prior to the 2007 second quarter.

Recent Developments

The dredge New York returned to service on the Newark Bay project at the beginning of August.  It had sustained extensive damage as a result of being struck by an orange juice tanker in the approach channel to Port Newark, New Jersey on January 28, 2008.  Given the extensive amount of repair work that had to be done to the vessel, ramping back up to full capacity took several weeks once the New York went back into service.  With the dredge now fully operational, the Company currently believes it will meet its obligations under both its Newark Bay and Port Jersey contracts with the Army Corps of Engineers.  The New York is fully insured for hull, collision and pollution exposures; however, insurance related to the loss of use of a vessel has not been economically viable in the marine market.  Consequently, the Company is pursuing a claim against the owner of the vessel which struck the New York.  This claim is not currently expected to be resolved this year.

Doug Mackie continued “As mentioned earlier this year, the Company deployed four of its vessels to the Middle East.  The mobilization has been completed and during the quarter progress was made in equipping and upgrading the Reem Island, the Noon Island and the Ohio. The hydraulic cutterhead dredge Texas was fully operational during the third quarter.  The Reem began working in the fourth quarter and the Ohio and Noon are expected to be fully operational in 2009.”

 “Operations in the third quarter continued to generate strong revenues by virtue of increased utilization.  However, even more encouraging going forward is the healthy increase in our backlog to $453 million.  Our continuing success in procuring new contracts in the Middle East certainly confirms the strategy of deploying additional vessels to that market.”

Doug Mackie concluded, “We also believe there is good news relative to the Army Corps of Engineers funding issues with the potential inclusion of over $1 billion for dredging projects in a $150 billion stimulus plan, currently being negotiated between Congress and the current Administration.  Both maintenance dredging and coastal restoration projects are contemplated in the plan.  While there is no specific list of projects yet, it is a positive sign that work will likely be forthcoming either later this year or in early 2009. We believe this renewed government focus on infrastructure should bode very well in terms of future dredging opportunities for Great Lakes.”

Use of EBITDA

EBITDA, as provided herein, represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense.  EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity.  As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business.  For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement.  EBITDA is reconciled to net income (loss) in the table of financial results.  (For further explanation, please consult the Company’s SEC filings.)

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, November 4 at 10:00 a.m. C.S.T.  The call in number is 800-378-6710.   The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.  The conference call will be available by replay for two weeks, by calling 888-203-1112 and providing passcode 7476173.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 23% of its dredging revenues over the last three years. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 118-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprised of over 180 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2007, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes’ future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

(GLDD-G)

Great Lakes Dredge & Dock Corporation

Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Revenues	$142,809	$116,460	$423,852	$358,817

Gross profit	17,616	13,346	51,196	45,223

General and administrative	(10,971)	(9,554)	(32,373)	(26,834)
Amortization of intangible assets	(177)	(66)	(308)	(197)

Operating income	6,468	3,726	18,515	18,192

Other income (expense)
Interest expense- net	(4,301)	(3,375)	(12,853)	(14,217)
Equity earnings in joint ventures	61	790	250	1,689
Minority Interest	—	22	(231)	3

Income before income taxes	2,228	1,163	5,681	5,667

Income taxes	(827)	(519)	(2,530)	(2,380)

Net income available to common stockholders	$1,401	$644	$3,151	$3,287

BASIC
Earnings per share	$0.02	$0.01	$0.05	$0.07
Basic weighted average shares	58,473	56,265	58,466	45,694

DILUTED
Earnings per share	$0.02	$0.01	$0.05	$0.07
Diluted weighted average shares	58,499	57,190	58,476	50,106

Great Lakes Dredge & Dock Corporation

Reconciliation of Net Income to EBITDA

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net income	$1,401	$644	$3,151	$3,287
Adjusted for:
Interest expense, net	4,301	3,375	12,853	14,217
Income tax expense	827	519	2,530	2,380
Depreciation and amortization	8,042	7,204	21,256	20,141

EBITDA	$14,571	$11,742	$39,790	$40,025

Great Lakes Dredge & Dock Corporation

Supplementary financial data

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net cash flows from operating activities	$10,761	$(11,371)	$10,994	$(9,925)